UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2026

I-ON Digital Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-54995	46-3031328
(State of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification Number)

1244 N. Stone Street, Unit 3

Chicago, Illinois 60610

(Address of principal executive offices) (Zip code)

(866) 440-2278

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2026 (the “Assignment Effective Date”), I-ON Digital Corp., a Delaware corporation (the “Company”), entered into an Assignment of Mineral Property Purchase Agreement (the “Assignment Agreement”) with Tall Ship Resource Development LLC, a Delaware limited liability company controlled and owned by the Company’s Chief Executive Officer and majority shareholder, Carlos Montoya (“Tall Ship”), pursuant to which Tall Ship irrevocably assigned, transferred, conveyed, and delivered to the Company all of Tall Ship’s right, title, and interest as buyer under that certain Secured Mineral Property Purchase Agreement dated May 17–18, 2026 (the “Purchase Agreement”) between Tall Ship and the prior owners thereof and/or their designated entity (collectively, the “Seller”). The Company did not pay any consideration to Tall Ship for the assignment of the rights to the Claims under the Purchase Agreement but did agree to assume all of Tall Ship’s obligations to the Seller under the Purchase Agreement as more fully set forth below.

The Purchase Agreement relates to the acquisition of twenty-one (21) of twenty-two (22) mutually agreed upon unpatented placer mining claims known as the “ Project,” Bureau of Land Management (“BLM”) gold mining claims located in the southwestern United States (the “Claims”). The Project consists of twenty-two (22) contiguous BLM placer mining claims, comprising approximately 440 acres and containing an estimated 1 to 1.5 million ounces of in situ gold reserves. The project exhibits mineralization associated with gold, platinum group metals, light and heavy rare earth elements, gallium, scandium, and yttrium.

The total purchase price of the Claims under the Purchase Agreement is $25,000,000, payable via an initial escrow deposit of $500,000 (including a $75,000 reimbursement to Seller, conditioned on receipt of supporting documentation) and deferred installment payments as set forth therein. The Purchase Agreement contemplates a phased transfer of the Claims: eleven (11) mutually agreed claims transferring free and clear at the initial closing, and ten (10) mutually agreed claims transferring free and clear upon completion of the fourth installment payment.

Pursuant to the Assignment Agreement, effective as of the Assignment Effective Date, Tall Ship irrevocably assigned, transferred, conveyed, and delivered to the Company all of Tall Ship’s right, title, and interest in, to, and under the Purchase Agreement, including without limitation: (i) all rights to acquire, receive, and hold title to the twenty-one (21) claims in accordance with the phased transfer schedule set forth in the Purchase Agreement; (ii) all rights relating to the escrow, including rights to direct disbursements and receive any refunds in the event of Seller default; (iii) all due diligence rights, access rights, and cooperation rights afforded to buyer under the Purchase Agreement during the purchasing claims period; (iv) all rights to participate in the cooperative Acquisition and Development Agreement relating to the proposed local mineral processing mill; and (v) all other rights, benefits, privileges, claims, and interests of buyer under the Purchase Agreement.

Further, pursuant to the Assignment Agreement and effective as of the Assignment Effective Date, the Company accepted the assignment and assumed all liabilities, duties, and obligations of Tall Ship as buyer under the Purchase Agreement arising from and after the Assignment Effective Date, including without limitation: (i) all installment payments and interest obligations under the purchase price payment schedule; (ii) all escrow funding obligations, including the initial $500,000 deposit if not yet funded; (iii) all obligations to complete the NI 43-101 technical report and related feasibility studies at the Company’s cost; (iv) all access, cooperation, and due diligence obligations owed to Seller during the purchasing claims period; and (v) all obligations relating to the development, financing, and operation of the proposed mineral processing mill.

The Company intends to utilize a phased reserve-development and digitization strategy with respect to the Project, including: advancing core claims toward inferred/indicated resource classification; completing feasibility and reserve upgrade work; and potential.

The foregoing description of the Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Assignment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosures in Item 1.01 are hereby incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1 *†	Assignment of Mineral Property Purchase Agreement, dated June 1, 2026, by and between Tall Ship Resource Development LLC and I-ON Digital Corp.
99.1	Press Release dated June 1, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

† Confidential portions of this exhibit were redacted pursuant to Item 601(b)(10) of Regulation S-K, and the Registrant agrees to furnish to the SEC a copy of any omitted schedule and/or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2026	By:	/s/ Carlos X. Montoya
Carlos X. Montoya
Chief Executive Officer